Exhibit 3.174

ARTICLES OF ORGANIZATION

OF

SAFEWAY GIFT CARDS, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Arizona (particularly A.R.S Title 29-632 and the acts amendatory thereof and supplemental thereto), hereby certifies that:

FIRST: The name of the limited liability company (herein called the “Company”) is “Safeway Gift Cards, LLC”.

SECOND: The address of the Company’s known place of business in Arizona is c/o Corporation Service Company, 2338 W. Royal Palm Road, Suite J, Phoenix, Arizona 85021.

THIRD: The name and street address of the statutory agent of the Company is Corporation Service Company, 2338 W. Royal Palm Road, Suite J, Phoenix, Arizona 85021

FOURTH: Management of the Company is vested in its managers. The initial managers of the Company and their respective addresses are as follows:

Donald D. Kingsborough	Robert A. Gordon
5918 Stoncridge Mall Rd.	5918 Stoneridge Mall Rd.
Pleasanton, CA 94588-3229	Pleasanton, CA 94588-3229

Bradley S. Fox	Robert L, Edwards
5918 Stoneridge Mall Rd.	5918 Stoneridge Mall Rd.
Pleasanton, CA 94588-3229	Pleasanton, CA 94588-3229

Safeway Inc., a Delaware corporation, will be the sole member of the Company. The address of Safeway Inc. is 5918 Stoneridge Mall Rd., Pleasanton, CA 94588-3229.

Executed on February 16, 2006.

CORPORATION SERVICE COMPANY Statutory Agent, on behalf of
Safeway Gift Cards, LLC

[ILLEGIBLE]
Name: